                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                SCHEDULE 13D/A

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*


                        Sunrise Assisted Living, Inc.
                        -----------------------------
                               (Name of Issuer)


                                 Common Stock
                        -----------------------------
                        (Title of Class of Securities)


                                 86768K 10 6
                                 -----------
                                (CUSIP Number)


                              Thomas E. Siegler
                      Donaldson, Lufkin & Jenrette, Inc.
                               277 Park Avenue
                           New York, New York 10172
                                (212) 892-3000
------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)


                              November 13, 1996
           ------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 2 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 SPROUT GROWTH II, L.P.

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                     OO


                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                      DELAWARE


                                        7      SOLE VOTING POWER
                                                      325,999
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                       325,999
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               325,999

                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]


                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                 1.8% - SEE ITEM 5


                    14   TYPE OF REPORTING PERSON*
                                 PN


                              Page 2 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 3 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 DLJ CAPITAL CORPORATION

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                     WC, OO


                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  DELAWARE


                                        7      SOLE VOTING POWER
                                                        358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                           358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]


                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                  CO





                               Page 3 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 4 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                    WC


                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 DELAWARE


                                        7      SOLE VOTING POWER
                                                     0
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                       0
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               0
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]


                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.0%

                    14   TYPE OF REPORTING PERSON*
                                 CO, BD





                               Page 4 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 5 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 DONALDSON, LUFKIN & JENRETTE, INC.

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                   N/A


                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 DELAWARE

                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                CO, HC





                               Page 5 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 6 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 THE EQUITABLE COMPANIES INCORPORATED

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                   N/A


                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 DELAWARE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                CO, HC





                               Page 6 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 7 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 AXA

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (A)  [ ]
                                                                                                                       (B)  [ ]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                 N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)            [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                              [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                              OO, HC





                               Page 7 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 8 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 FINAXA

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (A)  [ ]
                                                                                                                       (B)  [ ]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                  N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)            [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                              [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                               OO, HC





                               Page 8 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 9 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 AXA ASSURANCES I.A.R.D. MUTUELLE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  FRANCE


                                        7      SOLE VOTING POWER
                                                        358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                IC





                               Page 9 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 10 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 AXA ASSURANCES VIE MUTUELLE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                 N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                              IC





                              Page 10 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 11 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 UNI EUROPE ASSURANCE MUTUELLE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                 N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                               IC





                              Page 11 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 12 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 ALPHA ASSURANCES VIE MUTUELLE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                 N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                IC





                              Page 12 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 13 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                 ALPHA ASSURANCES I.A.R.D. MUTUELLE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A)  [ ]
                                                                                                                     (B)  [x]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                         N/A


                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)          [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                            [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                               IC





                              Page 13 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 14 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                         CLAUDE BEBEAR, AXA VOTING TRUSTEE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (A)  [ ]
                                                                                                                       (B)  [ ]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)            [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                              [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                 IN





                              Page 14 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 15 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                         PATRICE GARNIER, AXA VOTING TRUSTEE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (A)  [ ]
                                                                                                                       (B)  [ ]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)            [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                              [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                 IN





                              Page 15 of 19 Pages

                                                      SCHEDULE 13D/A
                 CUSIP NO.   86768K 10 6                                                              PAGE 16 OF 19 PAGES

                     1   NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                         HENRY DE CLERMONT-TONNERRE, AXA VOTING TRUSTEE

                     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (A)  [ ]
                                                                                                                       (B)  [ ]

                     3   SEC USE ONLY


                     4   SOURCE OF FUNDS*
                                N/A

                     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)            [ ]

                     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                 FRANCE


                                        7      SOLE VOTING POWER
                                                       358,333
                      NUMBER OF
                        SHARES          8      SHARED VOTING POWER
                     BENEFICIALLY
                       OWNED BY
                         EACH           9      SOLE DISPOSITIVE POWER
                      REPORTING                        358,333
                        PERSON
                         WITH           10     SHARED DISPOSITIVE POWER


                    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               358,333
                    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                              [ ]

                    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                               1.9% - SEE ITEM 5

                    14   TYPE OF REPORTING PERSON*
                                 IN



                              Page 16 of 19 Pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

   On October 30, 1996, Growth II disposed of 341,162 Shares at a price of $22.80 per share as part of an underwritten public offering of Shares undertaken by the Company (the "Follow-On Offering"). After giving effect to such disposition, Growth II may be deemed to be the beneficial owner of the 325,999 Shares (the "Growth II Shares") directly owned by it, or approximately 1.8% of the Shares outstanding. Growth has the sole power to vote and the sole power to dispose of the Growth II Shares directly owned by it.

   On October 30, 1996, DLJCC disposed of 33,838 Shares at a price of $22.80 per share as part of the Follow-On Offering. After giving effect to such disposition, DLJCC may be deemed to be the beneficial owner 32,334 Shares directly owned by it, or approximately 0.2% of the Shares outstanding. DLJCC, as the managing general partner of Growth II, also may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Growth II Shares, for a total of 358,333 Shares (collectively, the "DLJCC Shares"), or approximately 1.9% of the Shares outstanding. DLJCC has the sole power to vote and the sole power to dispose of the Shares directly owned by it.

   On November 13, 1996, in the ordinary course of its market making activities, DLJSC had a net short position in the Shares. As a result, DLJSC may be deemed to be the beneficial owner of no Shares (the "DLJSC Shares").

   As the sole stockholder of DLJCC and DLJSC, DLJ may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJCC Shares and the DLJSC Shares. Because of Equitable's ownership of DLJ, Equitable may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJCC Shares and the DLJSC Shares.

   The Reporting Persons, in the aggregate, may be deemed to beneficially own 358,333 Shares or approximately 1.9% of the Shares outstanding. The percentage of Shares outstanding reported as beneficially owned be each person herein on the date hereof is based upon 18,463,026 Shares outstanding, which is derived from information disclosed by the Company in its Prospectus dated October 24, 1996.

   DLJSC has been a market-maker in the Shares, and in the ordinary course of its market-making activities has acquired and disposed of Shares at prices ranging from $23.00 to $25.125 per Share during the period of November 4, 1996 to November 13, 1996.

   Because the Reporting Persons no longer own (either as a group or individually) more than 5% of the Shares outstanding, they will no longer be reporting their ownership of Shares on Schedule 13D, unless and until such time as they (or any one of them) in the future may become the owners of more than 5% of the Shares outstanding.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

     *1. Agreement among the Reporting Persons to file a joint statement on Schedule 13D.

     *2. Underwriting Agreement, dated May 30, 1996, among the Company, the IPO Selling Stockholders and the IPO Underwriters, relating to the Company's initial public offering of Shares.

     *3. Lock-Up Agreement, dated May 3, 1996, between the IPO Underwriters and Growth II.

     *4. Lock-Up Agreement, dated May 3, 1996, between the IPO Underwriters and DLJCC.

     *5. Registration Agreement, dated January 4, 1995, among the Company, the Investors and the Founders.


                             Page 17 of 19 Pages

     *6. Underwriting Agreement, dated October 24, 1996, among the Company, the Follow-On Selling Stockholders, the Additional Follow-On Selling Stockholders and the Follow-On Underwriters, relating to the Company's follow-on public offering of Shares.

     *7. Lock-Up Agreement, dated October 21, 1996, between the Follow-On Underwriters and Growth II.

     *8. Lock-Up Agreement, dated October 21, 1996, between the Follow-On Underwriters and DLJCC.


     _________________
     *  Previously filed


                             Page 18 of 19 Pages

                                   SIGNATURE*

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the information set forth in this statement is true, complete and correct.

Dated:  November 20, 1996


                                         Donaldson, Lufkin & Jenrette, Inc.


                                         By:    /s/ Claire M. Power
                                            ---------------------------------
                                                Claire M. Power






____________________
* Pursuant to the Joint Filing Agreement with respect to Schedule 13D (filed as Exhibit 1 to the Schedule 13D) among the Reporting Persons, this amendment to statement on Schedule 13D is filed on behalf of each of them by Donaldson, Lufkin & Jenrette, Inc.





                               Page 19 of 19 Pages